UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2003

Simpson Manufacturing Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568
(Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Item 9. Regulation FD Disclosure.

On July 17, 2003, Simpson Manufacturing Co., Inc. announced its second quarter 2003 earnings in a press release reproduced below:

PRESS RELEASE – July 17, 2003

SIMPSON MANUFACTURING CO., INC.

ANNOUNCES SECOND QUARTER EARNINGS

Dublin, CA — Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2003 second quarter net sales increased 18.0% to $146,460,792 as compared to net sales of $124,150,330 for the second quarter of 2002. Net income increased 18.7% to $17,681,608 for the second quarter of 2003 as compared to net income of $14,891,601 for the second quarter of 2002. Diluted net income per common share was $0.71 for the second quarter of 2003 as compared to $0.60 for the second quarter of 2002. For the first half of 2003, net sales increased 16.1% to $262,916,972 as compared to net sales of $226,521,565 for the first half of 2002. Net income increased 16.6% to $28,706,509 for 2003 as compared to net income of $24,621,541 for 2002. Diluted net income per common share was $1.15 for the first half of 2003 as compared to $0.99 for the first half of 2002.

In the second quarter of 2003, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern and northeastern regions. Simpson Strong-Tie’s second quarter sales increased 19.2% over the same quarter last year, while Simpson Dura-Vent’s sales increased 9.6%. Lumber dealers, homecenters and contractor distributors were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s engineered wood products and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s Direct-Vent and gas vent products increased compared to the second quarter of 2002 while sales of its pellet vent and chimney product lines were flat. The customer that had informed Simpson Dura-Vent last year that it planned to supply certain venting products from internal sources is expected to continue buying these products from Simpson Dura-Vent through the third quarter of 2003. Sales of the affected products to this customer decreased slightly in the first half of 2003 as compared to the first half of 2002.

Income from operations increased 16.6% from $24,795,028 in the second quarter of 2002 to $28,906,286 in the second quarter of 2003 and gross margins were unchanged at 41.6%. Selling expenses increased 11.2% from $11,133,905 in the second quarter of 2002 to $12,383,934 in the second quarter of 2003, primarily due to increased costs associated with the addition of sales personnel and advertising and promotional activities. General and administrative expenses increased 24.8% from $15,711,585 in the second quarter of 2002 to $19,601,051 in the second quarter of 2003. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, higher bad debt expense including the reversal of the allowance for doubtful accounts in 2002 related to a significant customer. The increase was also partially due to the recognition of stock option expenses in accordance with recently adopted accounting standards. The tax rate was 39.1% in the second quarter of 2003, down from 40.5% in the second quarter of 2002. The decrease was primarily due to tax credits for research and development and manufacturing investment related to the expansion of the Company’s facilities in Stockton, California.

In the first half of 2003, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern and western regions. Simpson Strong-Tie’s first half sales increased 17.7% over the same period last year, while Simpson Dura-Vent’s sales increased 5.8%. Lumber dealers, homecenters and contractor distributors were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s engineered wood products and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s Direct-Vent and gas vent products increased compared to the first half of 2002 while sales of its pellet vent and chimney product lines decreased.

Income from operations increased 15.7% from $40,964,841 in the first half of 2002 to $47,391,431 in the first half of 2003 and gross margins increased from 40.1% in the first half of 2002 to 40.5% in the first half of 2003. The increase in gross margins was primarily due to improved absorption of fixed overhead costs offset somewhat by increased material costs. Selling expenses increased 10.4% from $21,663,264 in the first half of 2002 to $23,910,643 in the first half of 2003, primarily due to increased costs associated with the addition of sales personnel and advertising and promotional activities. General and administrative expenses increased 24.8% from $28,205,969 in the first half of 2002 to $35,199,776 in the first half of 2003. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, higher bad debt expense including the reversal of the allowance for doubtful accounts in 2002 related to a significant customer. The increase was also partially due to the recognition of stock option expenses in accordance with recently adopted accounting standards and increased professional fees.  The tax rate was 39.7% in the first half of 2003, down from 40.6% in the second half of 2002. The decrease was primarily due to tax credits for research and development and manufacturing investment related to the expansion of the Company’s facilities in Stockton, California.

In May 2003, the Company’s subsidiary, Simpson Strong-Tie Canada, Limited, completed the purchase of 100% of the equity of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited, both Canadian federal corporations, for approximately USD $9.8 million in cash. MGA manufactures and distributes throughout Canada and portions of the United States a quality line of connectors used in construction. This purchase did not have a material effect on the Company’s results of operations for the three and six months ended June 30, 2003.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, July 18, 2003, at 6:00 am, Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and six months ended June 30, 2003 and 2002, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002

Net sales	$146,460,792	$124,150,330	$262,916,972	$226,521,565
Cost of sales	85,569,521	72,509,812	156,415,122	135,687,491
Gross profit	60,891,271	51,640,518	106,501,850	90,834,074

Selling expenses	12,383,934	11,133,905	23,910,643	21,663,264
General and administrative expenses	19,601,051	15,711,585	35,199,776	28,205,969

Income from operations	28,906,286	24,795,028	47,391,431	40,964,841

Interest income, net	106,808	216,405	236,757	474,731
Income before taxes	29,013,094	25,011,433	47,628,188	41,439,572

Provision for income taxes	11,331,486	10,119,832	18,921,679	16,818,031
Net income	$17,681,608	$14,891,601	$28,706,509	$24,621,541

Net income per share:
Basic	$0.72	$0.61	$1.17	$1.01
Diluted	$0.71	$0.60	$1.15	$0.99

Weighted average shares outstanding:
Basic	24,604,164	24,465,340	24,592,820	24,417,648
Diluted	24,957,412	24,809,380	24,936,338	24,763,682

Other data:
Depreciation and amortization	$4,136,908	$3,588,984	$8,103,361	$7,354,196

The Company’s financial position as of June 30, 2003 and 2002, and December 31, 2002, is as follows:

	June 30,		December 31,
	(Unaudited)		(Unaudited)
	2003	2002	2002

Cash and short-term investments	$109,908,299	$85,599,578	$121,001,667
Trade accounts receivable, net	94,699,861	79,749,530	55,313,885
Inventories	97,004,974	92,922,483	93,079,620
Other current assets	11,356,524	9,449,414	10,619,065
Total current assets	312,969,658	267,721,005	280,014,237

Property, plant and equipment, net	104,461,724	87,155,900	97,396,608
Other noncurrent assets	28,497,266	19,285,433	18,990,220
Total assets	$445,928,648	$374,162,338	$396,401,065

Trade accounts payable	$19,325,007	$19,832,660	$14,217,487
Notes payable and current portion of long-term debt	1,977,686	2,955,105	1,257,782
Other current liabilities	35,481,182	27,121,094	26,262,216
Total current liabilities	56,783,875	49,908,859	41,737,485

Long-term debt	5,313,247	5,442,806	5,479,834
Stockholders’ equity	383,831,526	318,810,673	349,183,746
Total liabilities and stockholders’ equity	$445,928,648	$374,162,338	$396,401,065

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	July 18, 2003	By	/s/ Michael J. Herbert
Michael J. Herbert
Chief Financial Officer